May 10, 2022

Array Technologies, Inc. Reports Financial Results for the First Quarter 2022 – Delivers strong top-line growth, a robust backlog and continued margin progression in the legacy Array business

First Quarter 2022 Highlights
•Revenue of $300.6 million
•Net loss to common stockholders of $33.7 million
•Adjusted EBITDA(1) of $0.7 million
•Adjusted basic and diluted net loss per share(1) of $0.02
•Executed contracts and awarded orders at March 31, 2022 totaling $2.0 billion
•Joined UN Global Compact, the world’s largest corporate sustainability initiative

(1) A reconciliation of the most comparable GAAP measure to its Non-GAAP measure is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced financial results for its first quarter ended March 31, 2022.

“Revenue in the first quarter of $300.6 million and Adjusted EBTIDA of $0.7 million were both better than expected and reflected management’s continuing progress towards margin recovery and operational execution. For the legacy Array business, the first quarter’s revenue of $251 million represented the third sequential quarter of revenue growth and the gross margin of 8.5% represented the second sequential quarter of expansion,” said Nipul Patel, Chief Financial Officer of Array Technologies. “However, in the quarter we did see several cost challenges in our recently acquired STI business. Specifically, we are seeing higher construction costs, particularly in its U.S. business, and also elevated logistics costs as the war in Ukraine has reduced the availability of material that can be sourced in Europe.”

Kevin Hostetler, Chief Executive Officer added, “Since joining the company, I have spent a lot of time talking with employees across the business and I am excited about the about their passion for the industry and the dedication they have to the company. This passion and dedication, coupled with Array’s differentiated technology provide a strong foundation to lead the transition to solar energy, a cause that was fundamental in my decision to lead this company. That said, I also undertook the responsibility to lead the company with the knowledge that it was going to be a challenging operating environment in the near-term. Many things outside of our control, like the AD/CVD investigation, the conflict in Ukraine, and the continued commodity and logistics volatility will create a difficult overhang for the remainder of the year. However, we will not be passive observers waiting for the macro environment to improve. In the months and quarters to come, we will focus intently on the areas we can control like managing our costs, delivering an unparalleled customer experience, and efficiently using our working capital. Getting these things right in this challenging environment will be a key step in driving long-term value for our shareholders.”

Mr. Hostetler also commented, “We are excited to join the United Nations Global Compact as a signatory. This pact encourages businesses worldwide to adopt sustainable policies and to report on their implementation, including alignment with the 17 United Nations Sustainable Development Goals. Businesses have a critical role to play and we are proud to be a part of the world’s largest sustainability initiative.”

First Quarter 2022 Financial Results

Revenues increased 21% to $300.6 million, compared to $248.2 million for the prior-year period, primarily driven by the acquisition of STI Norland which contributed revenue of $49.9 million. Additionally, in the prior year period the Company had $40.5 million of ITC related revenue for which there was no comparable revenue in the first quarter of 2022. Excluding the impact of the ITC related revenue and the addition of STI, the Company had an increase of $43 million, or 21%.

Gross profit decreased 42% to $26.6 million compared to $46.2 million in the prior year period, driven primarily by higher raw material input and logistics costs which offset higher volume. Gross margin decreased to 8.8% from 18.6% driven by higher raw material and freight costs in the legacy Array business coupled with a lower gross margin in our STI business due to higher than anticipated construction costs for a project in the U.S and elevated logistics costs due to supply plan changes in Europe due to the war in Ukraine.

Operating expenses increased to $58.7 million compared to $30.8 million during the same period in the prior year. The higher expense is primarily related to a $16.7 million increase in amortization expense related to the STI acquisition. Excluding that impact, the increase is primarily due to the addition of STI Norland in addition to higher payroll related costs due to an increase in headcount as well as higher professional fees associated with the acquisition. These increases were partially offset by a reduction in contingent consideration expense of $3.9 million.

Net loss to common stockholders was $33.7 million compared to net income of $4.6 million during the same period in the prior year, and basic and diluted loss per share were $0.23 compared to basic and diluted income per share of $0.04 during the same period in the prior year.

Adjusted EBITDA decreased to $0.7 million, compared to $36.6 million for the prior-year period.

Adjusted net loss was $3.0 million compared to adjusted net income of $25.3 million during the same period in the prior year and adjusted basic and diluted adjusted net loss per share was $0.02 compared to adjusted net income per share of $0.20 during the same period in the prior year.

Executed Contracts and Awarded Orders

Total executed contracts and awarded orders at March 31, 2022 were $2.0 billion, with $1.6 billion from Array and $0.4 billion from STI Norland.

Full Year 2022 Guidance Update

For the year ending December 31, 2022, the Company expects:

•Revenue to be in the range of $1.30 billion to $1.50 billion

•Adjusted EBITDA(2) to be in the range of $120 million to $140 million

•Adjusted net income per share(2) to be in the range of $0.25 to $0.35

“As discussed during our fourth quarter call, due to the proximity of the AD/CVD investigation to our announcement we were unable to estimate the impact to our 2022 forecast at that time. Over the last several weeks we have worked with our customers to identify projects at risk due to this decision and, unfortunately, like many in the industry have determined it will have a negative effect on our business. At this time, we are estimating that projects totaling $225 - $250 million of revenue will no longer deliver in 2022, which were originally scheduled to do so. Further, because most of these projects were signed more recently under the new LOI process, they carry a higher margin which exaggerates the adjusted EBITDA impact. Due to our ability to now estimate the potential impact, we now believe it is prudent to adjust the guidance ranges for 2022. However, it is important to note that these projects remain in our order book and despite the shift in timing, we still anticipate them to deliver. And, we have continued to focus on growing our capacity under our asset light model by adding suppliers to ensure we are ready to deliver on our record demand when customers are ready,” said Nipul Patel. “Finally, in our STI business we anticipate that elevated logistics costs due to the war in Ukraine and elevated labor rates for construction will continue to be a headwind for the next couple quarters, which is also reflected in our updated guidance range,” concluded Mr. Patel.

(2) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2022 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information

The conference call can be accessed live over the phone by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international). A telephonic replay will be available approximately three hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13729289. The replay will be available until 11:59 p.m. (ET) on May 24, 2022.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations

505-437-0010
investors@arraytechinc.com
Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, our continued integration of STI Norland and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: we may be unable to successfully integrate the business of STI Norland into our business or achieve the anticipated benefits of the acquisition of STI Norland; on March 25, 2022, the Department of Commerce initiated a circumvention inquiry on the anti-dumping duty and countervailing duty orders related to crystalline silicone photovoltaic cells, which inquiry presents risks and uncertainty that are difficult to predict; if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment, could harm our business and negatively impact revenue, results of operations and cash flows; the impact of the ongoing conflict in Ukraine on our business; the ongoing COVID-19 pandemic has materially and adversely affected our business and results of operations, and the duration and extent to which it will continue to adversely impact our business and results of operations remains uncertain and could be material; significant changes in the costs of raw materials could adversely affect our financial performance; defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products; existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems, which may significantly reduce demand for our products or harm our ability to compete; changes in the U.S. trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This presentation includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) preferred dividend accretion, (iv) equity-based compensation, (v) remeasurement of the fair value of contingent consideration, (vi) ERP implementation costs, (vii) certain legal expense, (viii) other costs, and (ix) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We define Adjusted Net Income per share as Adjusted Net Income divided by the diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$49,491	$367,670
Accounts receivable, net	390,921	236,009
Inventories, net	299,010	205,653
Income tax receivables	31,079	9,052
Prepaid expenses and other	46,495	33,649
Total Current Assets	816,996	852,033
Property, plant and equipment, net	16,878	10,692
Goodwill	379,840	69,727
Other intangible assets, net	470,690	174,753
Deferred tax asset, net	—	9,345
Other assets	31,314	26,429
Total Assets	$1,715,718	$1,142,979

Liabilities and Member’s Equity/Stockholders’ Deficit
Current Liabilities
Accounts payable	$187,466	$91,392
Accounts payable - related party	478	610
Accrued expenses and other	54,837	38,494
Accrued warranty reserve	3,201	3,192
Income tax payable	6,452	60
Deferred revenue	121,624	99,575
Current portion of contingent consideration	—	1,773
Current portion of debt	48,180	4,300
Other current liabilities	10,886	5,909
Total Current Liabilities	433,124	245,305
Long-Term Liabilities
Deferred tax liability	92,931	—
Contingent consideration, net of current portion	9,363	12,804
Other long-term liabilities	7,102	5,557
Long-term warranty	4,743	—
Long-term debt, net of current portion, debt discount and issuance costs	778,248	711,056
Total Long-Term Liabilities	892,387	729,417
Total Liabilities	1,325,511	974,722
Commitments and Contingencies

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2022	2021
Series A Redeemable Perpetual Preferred Stock of $0.001 par value - 500,000 authorized; 400,000 and 350,000 shares issued as of March 31, 2022 and December 31, 2021; liquidation preference of $400.0 million and $350.0 million as of March 31, 2022 and December 31, 2021	281,792	237,462
Stockholders’ equity (deficit)
Preferred stock of $0.001 par value - 4,500,000 authorized; none issued as of March 31, 2022 and December 31, 2021	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 150,173,507 and 135,026,940 shares issued as of March 31, 2022 and December 31, 2021	150	135
Additional paid-in capital	411,232	202,562
Accumulated deficit	(293,956)	(271,902)
Accumulated other comprehensive income	(9,011)	—
Total stockholders’ equity (deficit)	108,415	(69,205)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,715,718	$1,142,979

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$300,586	$248,240
Cost of revenue	273,999	202,074
Gross profit	26,587	46,166

Operating expenses
General and administrative	39,827	24,673
Contingent consideration	(3,731)	148
Depreciation and amortization	22,652	5,984
Total operating expenses	58,748	30,805

Income (loss) from operations	(32,161)	15,361

Other expense
Other expense, net	743	(78)
Foreign currency gain	3,863	—
Interest expense	(6,942)	(9,009)
Total other expense	(2,336)	(9,087)
Income (loss) before income tax expense (benefit)	(34,497)	6,274
Income tax expense (benefit)	(12,443)	1,698
Net income (loss)	(22,054)	4,576
Preferred dividends and accretion	11,606	—
Net income (loss) to common shareholders	$(33,660)	$4,576

Earnings (loss) per share
Basic	$(0.23)	$0.04
Diluted	$(0.23)	$0.04
Weighted average number of shares
Basic	148,288	126,994
Diluted	148,288	127,298

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(22,054)	$4,576
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Provision for (recovery of) bad debts	145	(535)
Deferred tax (benefit) expense	6,649	(109)
Depreciation and amortization	23,023	6,481
Amortization of debt discount and issuance costs	1,710	3,586
Equity-based compensation	4,508	7,911
Contingent consideration	(3,731)	148
Warranty provision	594	302
Provision for inventory obsolescence	409	—
Changes in operating assets and liabilities:
Accounts receivable	(44,268)	(5,000)
Inventories	(46,250)	(6,246)
Income tax receivables	(21,924)	13,003
Prepaid expenses and other	5,960	(3,216)
Accounts payable	59,551	(10,556)
Accounts payable - related party	(132)	—
Accrued expenses and other	7,027	5,134
Income tax payable	(8,760)	2,067
Lease liabilities	6,085	247
Deferred revenue	(18,639)	(59,941)
Net Cash Used in Operating Activities	(50,097)	(42,148)
Cash Flows from Investing Activities
Purchase of property, plant and equipment	(2,357)	(570)
Acquisition of STI, net of cash acquired	(373,816)	—
Investment in equity security	—	(10,000)
Net Cash Used in Investing Activities	(376,173)	(10,570)
Cash Flows from Financing Activities
Proceeds from Series A issuance	33,098	—
Proceeds from common stock issuance	15,885	—
Series A equity issuance costs	(175)	—
Common stock issuance costs	(450)	—
Proceeds from revolving credit facility	52,000	—
Proceeds from issuance of other debt	6,229	—
Principal payments on debt	(4,368)	(30,000)

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Contingent consideration	(1,483)
Debt issuance costs	—	(6,590)
Net Cash Provided by (Used in) Financing Activities	100,736	(36,590)
Effect of exchange rate changes on cash and cash equivalent balances	7,355	—
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(318,179)	(89,308)
Cash and Cash Equivalents, beginning of period	367,670	108,441
Cash and Cash Equivalents, end of period	$49,491	$19,133

Supplemental Cash Flow Information
Stock consideration paid for acquisition of STI	$200,224	$—

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation
(in thousands)
(unaudited)

The following table reconciles net (loss) income to common shareholders to Adjusted EBITDA:

	Three Months Ended March 31,
	2022	2021
Net (loss) Income to common shareholders	$(33,660)	$4,576
Preferred dividends and accretion	11,606	—
Other expense, net	(4,606)	(78)
Interest expense	6,942	9,009
Income tax expense	(12,443)	1,698
Depreciation expense	588	604
Amortization of intangibles	22,553	5,877
Equity-based compensation	4,508	7,911
Contingent consideration	(3,731)	148
Legal expense(a)	1,046	44
M&A(b)	5,588	—
Other costs (c)	2,346	6,815
Adjusted EBITDA	$737	$36,604

(a)Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets, and (iii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland

(c) For the three months ended March 31, 2022, other costs represent costs associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate to repeat in the future. For the three months ended March 31, 2021, other costs represent (i) $3.2 million of logistics charges incurred primarily due to weather events and port issues which we do not expect to incur in the future (ii) certain costs associated with our follow-on offerings of $2.4 million, (iii) certain professional fees and payroll related costs which we do not expect to incur in the future of $1.2 million.

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation
(in thousands)
(unaudited)
The following table reconciles net (loss) income to common shareholders Adjusted Net Income:

	Three Months Ended March 31,
	2022	2021
Net (loss) income to common shareholders	$(33,660)	$4,576
Amortization of intangibles	22,553	5,877
Amortization of debt discount and issuance costs	1,710	3,586
Preferred dividend accretion	5,353	—
Equity based compensation	4,508	7,911
Contingent consideration	(3,731)	148
Legal expense(a)	1,046	44
M&A (b)	5,588	—
Other costs(c)	2,346	6,815
Income tax expense of adjustments(d)	(8,671)	(3,612)
Adjusted Net Income	$(2,958)	$25,345

(a) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets, and (iii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) For the three months ended March 31, 2022, other costs represents costs associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate to repeat in the future. For the three months ended March 31, 2021, other costs represent (i) $3.2 million of logistics charges incurred primarily due to weather events and port issues which we do not expect to be a part of our on-going operations (ii) certain costs associated with our follow-on offering of $2.4 million, (iii) certain professional fees and payroll related costs which we do not expect to incur in the future of $1.2 million.

(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.